CALECO PHARMA CORP.
103 East Holly Street, Suite 410
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

October 27, 2009

Caleco Pharma Corp. Announces Appointment of
Professor Harry H.S. Fong to Advisory Board

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that it has appointed Professor Harry H.S. Fong to the Company’s newly formed Product Development Advisory Board. The Advisory Board will guide the development of the Company’s products that it has developed or is in the process of developing, including the design of appropriate clinical trails and selection of clinical sites and partners.

Professor Fong is the inventor of the Company’s proprietary technology that it refers to as the “Liver Health Formula”. Professor Fong received his B.S. (1959) and M.S. (1961) degrees in Pharmacy from the University of Pittsburgh, School of Pharmacy and Ph.D. (1965) from the Ohio State University. Professor Fong is currently the professor emeritus of Pharmacognosy, College of Pharmacy, University of Illinois at Chicago. His major research interest are in the search for anti-tumor, cancer chemopreventive, anti-viral (anti-HIV and others), anti-malaria, and anti-TB agents from plants; as well as in the standardization and clinical evaluation of herbal medicine and/or botanical dietary supplements. Professor Fong is also author and co-author of more than 270 original research papers, a number of book chapters and review articles, and is co-editor of a book series on Chinese medicine. Professor Fong also serves as a consultant to a number of herbal medicine and/or dietary supplement companies and is founder and president of NatProPharma Services, Ltd., a natural products pharmaceuticals research and development and consulting services company.

About Caleco Pharma Corp.

The Company’s business plan is to develop its proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, the Company’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the United States

Patents and Trademarks Office will grant the Company a patent in connection with its current patent applications; (ii) the Company will be able to manufacture and produce its products or that its products will be effective; or (iii) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/